Exhibit 16.1

February 27, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Cloopen Group Holding Limited (the “Company”) and, under the date of May 10, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2019 and 2020. Subsequently, in our letter to the Audit Committee dated April 29, 2022, we notified the Company that we no longer consent to, and actions should be taken to prevent reliance on, our previously issued auditors’ reports related to the consolidated financial statements for the years ended December 31, 2018, 2019 and 2020 and nine-month period ended September 30, 2020. On April 29, 2022, we resigned.

We have read the Company’s statements included under Item 16F of its December 31, 2021 annual report Form 20-F dated February 27, 2024, and we agree with such statements, except that: we are not in a position to agree or disagree with the Company’s statements:

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In the first paragraph, that on July 18, 2022, the Company engaged Yu CPA as the Company’s independent registered public accounting firm, or that the engagement of the Company’s independent registered public accounting firm was made after careful consideration and evaluation process and was approved by the Company’s board of directors and the Company’s audit committee;
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In the fifth paragraph, that during the two fiscal years ended December 31, 2020 and 2021 and the subsequent interim period through July 18, 2022, the date of engagement of Yu CPA, neither the Company nor anyone acting on behalf of the Company consulted Yu CPA regarding any of the matters or events set forth in Item 16F(a)(2)(i) and (ii) of Form 20-F.
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In the sixth paragraph, that on February 3, 2023, the Company engaged ARK Pro CPA & Co, as the Company’s independent registered public accounting firm to replace Yu CPA. The change of the Company’s independent registered public accounting firm was made after careful consideration and evaluation process and was approved by the Company’s board of directors and the Company’s audit committee;
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In the seventh paragraph, that from July 18, 2022, the date the Company engaged Yu CPA as the Company’s independent registered public accounting firm, to February 3, 2023, there were no (1) disagreements as defined in Item 16Fof Form 20-F, or (2) reportable events as defined in Item 16F of Form 20-F;
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In the eighth paragraph, that the Company provided Yu CPA with a copy of the Item 16F disclosure and requested that Yu CPA furnish the Company with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree; and

Cloopen Group Holding Limited

February 27, 2024

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In the ninth paragraph, that prior to the engagement of ARK Pro CPA & Co, neither the Company nor anyone acting on the Company’s behalf consulted ARK Pro CPA & Co regarding any of the matters or events set forth in Item 16F(a)(2)(i) and (ii) of Form 20-F.

We have read the Company’s statements regarding the Internal Investigation included under the Explanatory Note on page 2 of its December 31, 2021 annual report Form 20-F dated February 27, 2024, and we are not in a position to agree or disagree with the Company’s statements about the Internal Investigation.

We identified the reportable events pursuant to Item 16F(a)(1)(v) of the instructions to Form 20-F as below:

We identified fraudulent activities of several employees of the Company based on our identification of material misstatements within revenues and expenses during the audit of the consolidated financial statements for the year ended December 31, 2021. As a result, we advised the Company that the previously released financial results for the quarters ended June 30, 2021 and September 30, 2021 were materially misstated. We also advised the Company that we identified irregularities relating to certain customer transactions, which could affect the existence and accuracy of revenue and expenses for the years ended December 31, 2018, 2019, 2020 and for the nine-month period ended September 30, 2020. As a result, we advised the Company that our audit opinions on the consolidated financial statements as of and for the years ended December 31, 2018, 2019 and 2020, and as of and for the nine-month period ended September 30, 2020 should not be relied upon. We further advised the Company that it would have been necessary to expand significantly the scope of our audit and if we had expanded the scope of that audit, information may have come to our attention that, if further investigated, may have materially impacted the fairness or reliability of previously issued financial statements and financial statements to be issued. Due to our resignation, the scope of the audit was not able to be expanded.

Very truly yours,

/s/ KPMG Huazhen LLP

KPMG Huazhen LLP